SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities
Exchange Act of 1934 (Amendment No. )

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| | Preliminary Proxy Statement
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(as permitted by
Rule 14a-6(e)(2))
| | Definitive Proxy Statement
|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240.14a-12

THE GOLDFIELD CORPORATION
(Name of Registrant as Specified In Its Charter)

eRaider.com Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 4, 2001 eRaider.com Inc. Announces
Contested Proxy Solicitation to Elect
Dissident Slate of Directors at Goldfield Corp.
(AMEX: GV).
Internet Shareholder Activism
eRaider.com Inc. filed a definitive proxy statement with the Securities and Exchange Commission on June 1, 2001, nominating Aaron Brown, Deborah Pastor and Sam Rebotsky for the Board of Directors of Goldfield Corp. Unlike traditional dissident slates, eRaider's candidates are not backed by a takeover group trying to buy, sell, break up or downsize the company. Instead, this Internet-organized group of shareholders is running as the Shareholder Value Slate, pledged to improve board oversight of corporate expenses, subject management strategies to rigorous scrutiny, act as ambassadors for the Company to potential partners and customers and improve shareholder communication. eRaider believes that board deficiencies in these areas have led to Goldfield stock selling for much less than the value of its assets and businesses justify.
Groups of shareholders on Internet message boards have been gaining increasing power in corporate affairs. In March 1999, eRaider's founders led the first Internet-organized group to gain official recognition by the US Bankruptcy Trustee and eventually win the exclusive right to present a reorganization plan for United Companies Financial (NYSE: UC). In 2000, Luby's (NYSE: LUB) shareholders became the first Internet-organized group to run a dissident board slate, but their candidates were defeated. eRaider expects Goldfield shareholders will be the first Internet-organized group to actually elect some directors at Goldfield's June 19 annual meeting.
Another break with the past is eRaider is working entirely with individual shareholders contacted through the Internet. Goldfield has no large institutional shareholders. Individual shareholders are notoriously expensive and difficult for dissidents to reach. eRaider is based on the idea that the Internet changes that conventional wisdom. Management starts with huge advantages, including the fact that many shareholders automatically side with them and they can spend shareholder money to elect their favored candidates (Goldfield predicts it will spend 1.6 percent of the market capitalization of the Company, above and beyond the costs of a normal proxy solicitation, to fight eRaider, while eRaider's CEO is personally underwriting all its expenses and has pledged not to seek reimbursement from the Company). But the Internet is a level playing field in which argument backed by links to authoritative sources wins over money and incumbency.
The Election
One important advantage for eRaider is that Goldfield currently has cumulative voting for directors. That means each shareholder gets six votes (there are six director slots) per share. Those votes can be allocated all to one director, or to six different directors, or to any combination in between. There are 27,694,154 shares eligible to vote in this election. eRaider estimates that between 15 and 18 million will actually vote (this estimate is subject to large uncertainty). Using a middle figure for the turnout, that means eRaider can name one director for each 2.4 million shares voted in its favor. On the other hand, if management gets more than 13,847,077 votes (half the shares eligible to vote) it has announced that it plans to adjourn the meeting, amend the articles of incorporation to eliminate cumulative voting, and reconvene to elect the directors under the new rules.
eRaider believes it is unfair for a board to change the rules for its own re-election. If cumulative voting is eliminated this year, it should apply to next year's election. Also, management should not use its power to control the annual meeting to affect the results of elections. When chairing the annual meeting, the CEO should act impartially, not use complex and expensive maneuvers to help favored candidates get elected.
History of the eRaid
eRaider's companion fund began buying shares of Goldfield on March 10, 2000. On November 17, 2000, Goldfield was targeted on the eRaider.com website. eRaider CEO Aaron Brown then went to Melbourne, Florida to meet Goldfield CEO John Sottile.
Two days of talks and tour were friendly but did not reassure Mr.
Brown about the adequacy of Goldfield's board of directors.
One major concern was the four directors other than Mr. Sottile held less than $2,000 worth of Goldfield stock between them
(although two of them had been directors for over 15 years) and none had professional qualifications in either mining or electrical constructions (two were real estate developers and two were city government officials). Although Mr. Sottile was a large shareholder, his family had been net sellers of Goldfield stock since it acquired 25 percent of the Company in 1973 (the total stake of the Sottile and Leitner families had shrunk to less than 5 percent by the 2000 proxy statement).
Since eRaider announced its interest in Goldfield, both directors and officers have been buying stock. The total holdings by director candidates and top officers has ballooned to $1.24 million, plus
$1.55 million held by the father of a director candidate. Although the Company has complained about the expense and disruption of eRaider's activities, officers and directors who passed up the chance to buy the stock at $0.1875 before eRaider have purchased it almost triple the price afterward.
Another complaint was that the Company understated executive compensation and corporate overhead, and generally had opaque financial statements. On April 30, 2001, the Company filed an amended 10-K (annual report) increasing reported management compensation for 1998, 1999 and 2000 (the only years covered).
eRaider believes that the numbers should be restated all the way back to 1989, and has serious questions about a transaction in June 2000 in which four top managers were paid $510,000. The account given of this transaction was also changed in the amended 10-K, but even the revised account fails to justify the $510,000 (eRaider calculates that about $75,000 is appropriate, this number is subject to large uncertainty) or explain why an additional $498,311 of shareholder assets was removed from the balance sheet.
Finally, eRaider felt that the Company drifted from business to business without ever devoting the attention and resources necessary to make any one of them a success. Goldfield has never paid any dividends and the stock has gone steadily down since the Sottile family got involved with Goldfield in 1969 (the board Chairmanship and CEO position were held by John Sottile's older brother and father before him; Sottile and Leitner family members have often represented the majority of the board of directors, although currently they are only 2 of the 5 directors). Of course the stock has gone up from time to time, but the market capitalization declined from over $100 million in 1969 to a low of $5 million in 1998, without any significant, sustained rallies. Even this overstates the performance because shareholders injected additional capital in the late 1970's. Had Goldfield performed like the average stock in the S&P 500, it should be a $2 billion company today, with the shares worth over 100 times their current price (and 300 times the price before eRaider got involved). Even when Goldfield still mined gold, and the price per ounce of that metal soared from $35 to $800, Goldfield's stock price fell.
All of this adds up to a rut in which managers are given long-term contracts (John Sottile has a ten-year contract that pays him even if he is fired) and bonuses for performance that is not good enough to lift the stock price. eRaider thinks shareholders bonuses and other extra compensation should only be paid if shareholders also receive gains. eRaider blames this rut, and the attendant obscurity of the stock, for driving away institutional and many individual investors. But the Company has valuable assets, strong businesses and good management. eRaider thinks it needs only a more aggressive board of directors to achieve greatness.
Proxies
eRaider is soliciting proxies for Goldfield's annual meeting on June 19, 2001. eRaider strongly advises all shareholders to read the proxy statement at http://www.eraider.com/article.cfm?topicID=50&catID=158&articleI
D=647 or by emailing info@eRaider.com, or a free copy is available from:
Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025
About eRaider.com Inc.
eRaider was founded in March 1999 by business school professors Aaron Brown and Martin Stoller. It united a public mutual fund, Allied Owners Action Fund (now operating only as a private fund) with a set of Internet message boards devoted to organizing shareholders of the companies the Fund bought. The
Fund buys 5 percent stakes in undervalued public companies, then announces the targets at the eRaider.com site. Discussions among eRaider's expert moderators (business school professors and experienced takeover professionals) and target company shareholders lead to actions to improve shareholder value.
Goldfield Corp. is eRaider's fifth announced target company and the first to result in a full-fledged proxy fight. In four previous eRaids, eRaider won a place at the restructuring table (Employee Solutions, NASDAQ: ESOL), engaged in a constructive dialog with management (Comshare, NASDAQ: CSRE), has failed so far
(Jameson Inns, NASDAQ: JAMS) and detoxified a company's capital structure on the most favorable terms ever (Transmedia
Asia Pacific, NASDAQ: MBTA). One eRaider target put itself up for sale immediately after eRaider announced an interest, another was taken over before eRaider had a chance to announce.
Comshare may be the object of a takeover attempt in that another company has bought 5 percent of its stock and filed a 13-D, but that is not conclusive evidence.
About Goldfield Corp.
Goldfield Corp. was founded in 1906 by George Wingfield and U.
S. Senator George Nixon as a Goldfield Consolidated Mines, a
Wyoming gold mining company. Both men became multimillionaires as a result of this mine. Bernard Baruch and Herbert Hoover were later involved in it. Wingfield was known as the "owner and operator of Nevada" because he owned every bank in the state and was boss of both the Republican and Democratic state parties. In 1921 Goldfield became one of the founding members of the American Stock Exchange. Today it has two main businesses: it is the largest producer of natural zeolites in North American (zeolites are minerals useful for filtration, toxic chemical clean-up, mine reclaimation, fertilizer and animal feed additives among other things) and electric transmission and fiber optic cable line construction.
Contact
Deborah Pastor, Portfolio Manager, Allied Owners Action Fund,
(646) 505-0215, Deborah.Pastor@PrivateerAM.com